Exhibit 8.1

Mayer Brown International LLP 201 Bishopsgate London EC2M 3AF Telephone: +44 20 3130 3000 Fax: +44 20 3130 3001 www.mayerbrown.com DX 556 London and City
To: Marex Group plc 155 Bishopsgate London EC2M 3TQ United Kingdom	15 October 2024

Issuance of up to U.S.$600,000,000 Senior Notes Due Nine Months or More from Date of Issue by Marex Group plc pursuant to an Indenture dated 15 October 2024

1.	INTRODUCTION

1.1	Our role

Marex Group plc (the “Issuer”) has filed a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) on 15 October 2024 for the purposes of registering, under the United States Securities Act of 1933, as amended (the “Securities Act”), U.S.$600,000,000 senior notes due nine months or more from the date of issue (including any global note or master global note evidencing all or part of a series of such senior notes, the “Debt Securities”) to be issued, from time to time, pursuant to a senior indenture dated 15 October 2024 between the Issuer and Citibank, N.A. as trustee (the “Indenture”). We have acted as legal advisers to the Issuer as to certain matters of United Kingdom tax law relevant to the preparation of the section of the Registration Statement entitled “Material Tax Considerations – Material U.K. Tax Considerations” (the “UK Tax Section”).

1.2	United Kingdom tax law opinion

This is the United Kingdom tax law opinion referred to in the “Legal Matters” section of the Registration Statement.

2.	DOCUMENTS

For the purposes of this opinion, we have reviewed the Registration Statement and such other documents as we believe to be necessary or appropriate for the purposes of this opinion.

3.	OPINION

Subject to the qualifications set out below and any qualifications, limitations or assumptions set out in the UK Tax Section, we consider that the statements in the UK Tax Section, insofar as they summarise matters of United Kingdom tax law relating to the areas covered in the UK Tax Section, are at the date of this letter true and accurate in all material respects.

4.	LAW AND RELIANCE

4.1	Governing law

This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

4.2	The law to which this opinion relates

This opinion is confined to matters of English law as it relates to taxation in force at the date of this opinion (as currently applied by the English courts) and with respect to the published practice of HM Revenue & Customs applying as at the date of this opinion. This opinion takes no account of any changes in law or published practice after the date of this opinion. We have no obligation to update this opinion in the future to address future changes in legislation or published practice.

5.	RELIANCE AND LIABILITY

5.1	Addressees and disclosure

(a)

This opinion is solely for the benefit of the addressee and for the purposes of the issue and offer of any Debt Securities. Except as set out below, it may not be disclosed or relied on by any other person or for any other purpose and is not to be quoted or made public in any way without our prior written consent.

(b)	This opinion may be disclosed, for information purposes only and without any entitlement to rely on it in any way:

(i)	to the legal advisers and external auditors of the Issuer and of any affiliate of the Issuer;

(ii)	to the directors, officers or employees of the Issuer;

(iii)	to applicable regulators upon their request;

(iv)	to any person to whom disclosure is required to be made in accordance with law or regulation or in connection with any judicial proceedings;

(v)	in connection with any litigation, arbitration or similar proceeding to which the Issuer is a party relating to the issue and offer of any Debt Security; and

(vi)	to any rating agency which, with the permission of the Issuer, has or will rate any Debt Security issued from time to time pursuant to the Indenture.

In addition, we hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and its incorporation by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. In addition, if a pricing supplement relating to the offer and sale of any particular Debt Security is prepared and filed by the Issuer with the Commission on the date of this opinion or on a future date and the pricing supplement contains a reference to Mayer Brown LLP’s reliance on our opinion, this consent shall apply to such reference to us and our opinion.

Yours faithfully

/s/ Mayer Brown International LLP